PRESS RELEASE

OPTIMIZING CUSTOMER INTERACTIONS™
Contact:
Steven Pollema
eLoyalty Corporation
(847) 582-7100
ir@eloyalty.com
eLoyalty Corporation Announces Results of $18 Million Rights Offering
Rights Offering is $20 Million Oversubscribed
LAKE FOREST, IL, December 21, 2006 - eLoyalty Corporation (“eLoyalty”), a leading enterprise Customer Relationship Management (“CRM”) services and solutions company (Nasdaq: ELOY), today announced the results of its previously announced Rights Offering.
Highlights of the Rights Offering include:
•	eLoyalty received subscriptions of approximately $38 million, a $20 million oversubscription of the Rights Offering.

•	Pursuant to the terms of the Rights Offering, eLoyalty will issue 1,001,342 shares of eLoyalty common stock at $17.97 per share, resulting in total gross proceeds to eLoyalty of $18 million.

•	The $20 million in excess subscription payments will be returned on or about December 22, 2006.

•	Of the $38 million of subscription proceeds received, $10 million was invested by Sutter Hill Ventures, $3.5 million was invested by Technology Crossover Ventures and $0.5 million was invested by Kelly Conway, President and Chief Executive Officer of eLoyalty, and $0.4 million by eLoyalty directors unaffiliated with Sutter Hill Ventures or Technology Crossover Ventures.
Under terms of the Rights Offering, eLoyalty distributed non-transferable subscription rights to purchase up to an aggregate of 1,001,342 shares of eLoyalty’s common stock, at a price of $17.97 per share, to persons who owned shares of eLoyalty’s common stock or Series B Preferred Stock as of the close of business on November 20, 2006, the record date for the Rights Offering. The subscription period began on November 20, 2006 and ended on December 15, 2006.
ThinkEquity Partners LLC acted as eLoyalty’s financial advisor in connection with the Rights Offering.
Safe Harbor Statement under the Private Securities Act of 1995
Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in the Registration Statement for the Rights Offering and eLoyalty’s Form 10-K and other filings with the Securities and Exchange Commission. eLoyalty does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

About eLoyalty
eLoyalty is a leading management consulting, systems integration, and managed services company focused on optimizing customer interactions. With professionals throughout North America and an additional presence in Europe, eLoyalty offers a broad range of enterprise CRM services and solutions that include creating customer strategies; defining technical architectures; improving sales, service and marketing processes; and selecting, implementing, integrating, supporting and hosting best-of-breed CRM and analytics software applications. eLoyalty is focused on growing and developing its business through two primary Service Lines: Behavioral AnalyticsTM and Converged Internet Protocol Contact Center Solutions. For more information about eLoyalty, visit http://www.eloyalty.com or call 877-2ELOYAL.